Exhibit 4.16

EXTENSION AGREEMENT

Reference is made to that certain Note, dated October 21, 2016 (the “Note”), in the principal amount of $50,000 of Qpagos, a Nevada corporation (the “Company”).

Whereas, the Note was due on February 17, 2017 (the “Maturity Date”), and the undersigned holder desired to extend the Maturity Date until May 30, 2017;

Whereas, the Note was due on May 30, 2017 (the “Maturity Date”), and the undersigned holder desires to further extend the Maturity Date until June 29, 2017;

Now, Therefore, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed that:

1.	The undersigned holder hereby agrees to extend to Maturity Date to June 29, 2017 to afford the Company more time to secure the funds to repay the Note.

2.	This Extension Agreement contains the entire agreement between the parties hereto regarding the subject matter set forth herein and there are no agreements, warranties or representations which are not set forth therein or herein.

3.	This Extension Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

4.	This Extension Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.	This Extension Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of laws thereof.

Executed as of the 30th day of May 2017.

COBBOLO LIMITED

By:	/s/ Victor Amirov
Authorized Officer

ACKNOWLEDGED AND AGREED:

QPAGOS

By:	/s/ Gaston Pereira
Authorized Officer